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                                                                      Exhibit 99


AMERITECH ANNOUNCES PLANS TO PURCHASE ASSETS OF REPUBLIC INDUSTRIES SECURITY BUSINESS

CHICAGO, Sept. 29 - AMERITECH (NYSE:AIT) today announced a major move to expand its presence in the high-growth security monitoring business by acquiring the security monitoring assets of REPUBLIC INDUSTRIES, INC. (NYSE:RII). The transaction is subject to government antitrust approval under Hart-Scott-Rodino. The purchase price is approximately $610 million and Ameritech's security monitoring customer base will increase by 54 percent.

"This is a significant step for Ameritech in offering customers the most complete portfolio of communications services. Our plan is to be the leader in this business and today's action is a step towards that goal," said Richard C. Notebaert, Ameritech chairman and chief executive officer. "In keeping with our strategy to introduce new services for customers, we see this as a tremendous growth opportunity."

Republic Security Company Holdings, a subsidiary of Republic Industries, Inc., headquartered in Ft. Lauderdale, Fla., has 310,000 customers and 3,000 employees, located primarily in the Southeast, Mid-Atlantic, Midwest and Rocky Mountain states. Ameritech's security monitoring subsidiary, SecurityLink from Ameritech, would acquire its security monitoring assets. Effectively, this would increase Ameritech's number of security monitoring customers from 566,000 to nearly 900,000.

Commenting on the transaction, H. Wayne Huizenga, Republic chairman and co-chief executive officer said, "Republic is committed to being the leader in its industry categories. Although this business is growing at 25% and we have been extremely pleased with the performance of our security division, we recognize that it would take considerable management time and corporate resources for Republic to achieve the leading position in electronic security. This sale frees management to focus on Republic's rapidly expanding AutoNation USA automotive retailing business, as well as our automotive rental, and solid waste businesses, where we enjoy leadership positions."

AMERITECH (NYSE:AIT) serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services, including local and long distance telephone, cellular, paging, security monitoring, cable TV, electronic commerce, on-line services and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 68,000 employees, 1 million shareowners and more than $23 billion in assets.

REPUBLIC INDUSTRIES, INC. (NYSE:RII) operates subsidiaries in the automotive rental, automotive





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financial services, and solid waste services industries. The company owns the world's largest chain of new car dealerships and is building a chain of used car megastores which it operates under the AutoNation USA brand name. Republic also owns the National, Alamo, Value, Snappy, and Spirit car rental companies.










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